Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PACIFIC VENTURES GROUP, INC.

 Pacific Ventures Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

First: That the Corporation was originally incorporated on October 3, 1986 under the name AOA Corporation, pursuant to the General Corporation Law of the State of Delaware (the "DGCL").

Second: This Fourth Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

Third: The text of the Corporation's Certificate of Incorporation as amended, restated or supplemented is hereby further amended and restated to read in its entirety as follows:

Article I

The name of this corporation is Pacific Ventures Group, Inc.

Article II

The address, including street, number, city and county, of the registered office of the Corporation in the state of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, DE 19805 in the County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is Vcorp Services, LLC.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Exhibit 3.1 -- Page 2

Article IV

A.       Common Stock and Preferred Stock. The Corporation is authorized to issue a total of 110,000,000 shares, consisting of 10,000,000 shares of preferred stock, $0.001 par value per share (hereinafter referred to as the "Preferred Stock"), 1,000,000 of which shall be designated Series E Preferred Stock (the "Series E Preferred Stock"), and 100,000,000 shares of common stock, $0.001 par value per share (hereinafter referred to as the "Common Stock"). Shares of any class of stock may be issued without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors.

Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not stated and expressed in this Fourth Amended and Restated Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(i)       the designation of such series;

(ii)       the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or noncumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;

(iii)       whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv)       whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

(v)       the extent, if any, to which the holders of the shares of such series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such series shall be entitled;

(vi)       the restrictions, if any, on the issue or reissue of any additional shares or series of Preferred Stock; and

Exhibit 3.1 -- Page 3

(vii)       the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

B.       Rights, Preferences and Restrictions of Series E Preferred Stock. The relative rights, preferences, privileges, limitations and restrictions granted to or imposed on the Series E Preferred Stock or the holders thereof are as follows:

(i)       Redemption Rights. The Series E Preferred Stock shall not be redeemable by the Corporation.

(ii)       Dividends and Liquidation Rights. The Series E Preferred Stock shall have no Corporation.
 preferences as to dividends or liquidation rights.

(iii)       Voting Rights. With respect to all matters upon which the Corporation's stockholders are entitled to vote or to which the Corporation's stockholders are entitled to give consent, the holder of the outstanding shares of the Common Stock and the holders of the outstanding shares of the Series E Preferred Stock shall, except as otherwise required by law, vote together as a single class, and every holder of outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his name, and every holder of the outstanding shares of the Series E Preferred Stock shall be entitled to cast thereon ten (10) votes in person or by proxy for each share of the Series E Preferred Stock standing in his, her or its name. With respect to any proposed amendment to the Certificate of Incorporation which would change the powers, preferences, relative voting power or special rights of the shares of the Common Stock or the Series E Preferred Stock so as to affect either class adversely relative to the other, the approval of a majority of the votes entitled to be cast by the holders of the class adversely affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and the Series E Preferred Stock voting together as a single class as hereinbefore provided.

(iv)       Conversion Rights. The Series E Preferred Stock shall not be convertible into any other class of stock of the Corporation.

(v)       Most or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series E Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Corporation in customary form (accompanied by the posting of a standard indemnity bond if so requested by the Corporation) and, in the case of mutilation, upon surrender and cancellation of the Series E Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

Exhibit 3.1 -- Page 4

(vi)       Transfer of Preferred Shares. A holder of shares of the Series E Preferred Stock may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.

(vii)       Preferred Share Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holders of the Series E Preferred Stock), a register for the Series E Preferred Stock, in which the Corporation shall record the name and address of the persons in whose name the shares of the Series E Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any shares of the Series E Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Article V

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. The number of directors comprising the board of directors shall be as determined from time to time in the manner provided in the bylaws of the Corporation.

Article VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt and to make, alter or repeal the bylaws of the Corporation.

Article VII

Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

Article VIII

A.       To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Exhibit 3.1 -- Page 5

B.       To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the Corporation and its predecessors, and any other persons to which the DGCL permits the Corporation to provide indemnification.

C.       Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article IX

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to the provisions of the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

Article X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and Interim Chief Financial Officer on November 15, 2017.

Pacific Ventures Group, Inc.

By: _/s/ Shannon Masjedi_____
Name: Shannon Masjedi
CEO & Interim CFO

Exhibit 3.1 -- Page 6